Ex 99.1

ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE February 28, 2025

ACME UNITED REPORTS 10% INCREASE IN NET SALES FOR

THE FOURTH QUARTER OF 2024. NET INCOME ON AN ADJUSTED BASIS INCREASED 9% IN THE FOURTH QUARTER AND 23% FOR THE YEAR

SHELTON, CT – February 28, 2025 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended December 31, 2024 were $45.9 million compared to $41.9 million in the fourth quarter of 2023, an increase of 10%. Net sales for the year ended December 31, 2024 were $194.5 million compared to $191.5 million in 2023, an increase of 2%. Excluding the impact of the sale of the Camillus and Cuda hunting and fishing product lines on November 1, 2023, net sales for 2024 increased 6% compared to 2023.

Net income for the quarter ended December 31, 2024 was $1.70 million, or $0.41 per diluted share, compared to $1.56 million, or $0.40 per diluted share (as adjusted) for the same period in 2023 an increase of 9% in net income and 3% in diluted earnings per share. Including the net gain recognized on the sale of assets of the Camillus and Cuda business lines on November 1, 2023, net income was $11.2 million, or $2.87 per diluted share for the quarter ended December 31, 2023. Net income for the year ended December 31, 2024 was $10.02 million, or $2.45 per diluted share, compared to $8.15 million, or $2.23 per diluted share (as adjusted), for 2023, an increase of 23% in net income and 10% in diluted earnings per share. Including the net gain recognized on the sale of assets of Camillus and Cuda, net income was $17.8 million, or $4.86 per diluted share, for the year ended December 31, 2023.

Chairman and CEO Walter C. Johnsen said, “Acme United delivered a strong year in 2024. Our net sales increased 6% from our core businesses and grew overall despite the sale of the Cuda and Camillus product lines for $19.8 million in November 2023. We successfully reduced costs and implemented productivity improvements that enabled us not

Ex 99.1

only to offset the contribution from the business we sold, but also to generate 23% net income growth.

“Our acquisition of Elite First Aid in May 2024 has given us the products and knowledge to save lives with first responder kits and supplies. This acquisition has been fully integrated into our operations, and we are aggressively working to expand its distribution and sales in 2025.”

Mr. Johnsen added that the Company has strong liquidity and is positioned for further acquisitions and growth in 2025.

For the three months ended December 31, 2024, net sales in the U.S. segment increased 12% compared to the 2023 period. For the year ended December 31, 2024, net sales in the U.S. segment increased 2% compared to 2023. Excluding Camillus and Cuda, net sales for the year ended December 31, 2024 increased 7% compared to 2023. The sales increases for the three- and twelve-month periods were due to market share gains across multiple product lines.

European net sales for the three months ended December 31, 2024 decreased 1% in both U.S. dollars and local currency compared to the fourth quarter of 2023. Net sales for the year ended December 31, 2024 increased 5% in both U.S. dollars and local currency compared to 2023. Excluding Camillus and Cuda, net sales for the year ended December 31, 2024 increased 8% compared to 2023 due to market share gains in the office channel.

Net sales in Canada for the three months ended December 31, 2024 decreased 3% in U.S. dollars and were constant in local currency compared to the same period in 2023. Net sales for the year ended December 31, 2024 decreased 5% in U.S. dollars and 3% in local currency compared to 2023. Excluding Camillus and Cuda, net sales for the year ended December 31, 2024 increased 1% compared to 2023. Sales of first aid products were strong, while sales of school and office products continued to be adversely impacted by a soft economy.

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Gross margin was 38.7% in the three months ended December 31, 2024 versus 39.1% in the comparable period last year. Gross margin was 39.3% for the year ended December 31, 2024 compared to 37.7% in 2023. The increase for the year was primarily due to productivity improvements in the Company’s manufacturing and distribution facilities.

The Company’s bank debt less cash as of December 31, 2024 was $21.5 million compared to $19.0 million as of December 31, 2023. During the year ended December 31, 2024, the Company paid approximately $6.1 million for the acquisition of the assets of Elite First Aid Inc., distributed $2.2 million in dividends on its common stock and generated approximately $5.0 million in free cash flow.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, February 28, 2025, at 12:00 p.m. ET. To listen or participate in a question and answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13751131. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap and Elite First Aid. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,”

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“potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; (iv) the continuing adverse impact of inflation, including product costs, and interest rates; (v) potential adverse effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (vi) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vii) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (viii) currency; (ix) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (x) changes in client needs and consumer spending habits; (xi) the impact of competition; (xii) the impact of technological changes including, specifically, the growth of online marketing and sales activity; and (xiii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	December 31, 2024	December 31, 2023

Net sales	$45,943	$41,942
Cost of goods sold	28,178	25,538
Gross profit	17,765	16,404
Selling, general, and administrative expenses	15,483	14,311
Operating income	2,282	2,093
Interest expense	462	501
Interest income	(35)	(41)
Interest expense, net	427	460
Gain on Sale of Assets	-	(12,564)
Other (income) expense, net	(8)	31
Total other income, net	(8)	(12,533)
Income before income tax expense	1,863	14,166
Income tax expense	153	2,958
Net income	$1,710	$11,208

Shares outstanding - Basic	3,748	3,610
Shares outstanding - Diluted	4,155	3,909

Earnings per share - Basic	$0.46	$3.10
Earnings per share - Diluted	0.41	2.87

Reconciliation to reported Net Income (GAAP)
Net income as reported (GAAP)	1,710	11,208
Gain on Sale of business, net of tax	-	(9,644)
Net income as adjusted	1,710	1,564
Adjusted Earnings per share - Basic	$0.46	$0.43
Adjusted earnings per share - Diluted	0.41	0.40

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	Year Ended	Year Ended
Amounts in 000's except per share data	December 31, 2024	December 31, 2023

Net sales	$194,490	$191,501
Cost of goods sold	118,139	119,291
Gross profit	76,351	72,210
Selling, general, and administrative expenses	62,211	59,022
Operating income	14,140	13,188
Interest expense	2,083	3,096
Interest income	(141)	(119)
Interest expense, net	1,942	2,977
Gain on Sale Assets	-	(12,564)
Other (income) expense, net	(95)	41
Total other (income) expense, net	(95)	(12,523)
Income before income tax expense	12,293	22,734
Income tax expense	2,270	4,941
Net income	$10,023	$17,793

Shares outstanding - Basic	3,701	3,572
Shares outstanding - Diluted	4,099	3,658

Earnings per share - Basic	$2.71	$4.98
Earnings per share - Diluted	2.45	4.86

Reconciliation to reported Net Income (GAAP)
Net income as reported (GAAP)	10,023	17,793
Gain on Sale of business	-	(9,644)
Net income as adjusted	10,023	8,149
Adjusted Earnings per share - Basic	$2.71	$2.28
Adjusted earnings per share - Diluted	2.45	2.23

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Amounts in 000's	December 31, 2024	December 31, 2023

Assets:
Current assets:
Cash and cash equivalents	$6,399	$4,796
Accounts receivable, net	28,236	26,234
Inventories	56,254	55,470
Prepaid expenses and other current assets	4,571	4,773
Restricted cash	-	750
Total current assets	95,460	92,023

Property, plant and equipment, net	31,653	28,026
Operating lease right of use asset	4,826	2,002
Intangible assets, less accumulated amortization	20,323	19,001
Goodwill	9,908	8,189
Total assets	$162,170	$149,241

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$9,005	$12,102
Operating lease liability - short term	1,564	1,099
Mortgage payable - short term	437	419
Other accrued liabilities	11,866	12,392
Total current liabilities	22,872	26,012
Long term debt	17,606	13,105
Mortgage payable, net of current portion	9,868	10,284
Operating lease liability - long term	3,367	1,026
Other non-current liabilities	1,477	916
Total liabilities	55,190	51,343
Total stockholders' equity	106,980	97,898
Total liabilities and stockholders' equity	$162,170	$149,241